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  October 12, 2000



  Haven Bancorp, Inc.
  615 Merrick Avenue
  Westbury, New York 11590

                       Merger of Haven Bancorp, Inc.
                       into Queens County Bancorp, Inc.
                       --------------------------------

  Ladies and Gentlemen

       You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Haven Bancorp, Inc. ("Haven"), a Delaware corporation and sole shareholder of CFS Bank ("CFS Bank"), with and into Queens County Bancorp, Inc. ("Queens"), a Delaware corporation and sole shareholder of Queens County Savings Bank ("Queens Bank"). The Merger will be effected pursuant to the Agreement and Plan of Merger, dated as of June 27, 2000, by and between Queens and Haven (the "Agreement"). The Merger and related transactions are described in the Joint Proxy Statement-Prospectus (the "Proxy Statement") included in Queens' Registration Statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"). All capitalized terms used but not defined in this letter shall have the meanings set forth in the Agreement or in the Proxy Statement.

       In connection with the opinion expressed below, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of the Agreement and of such corporate records of Haven and Queens as we have deemed appropriate. We have also relied, without independent verification, upon the October 11, 2000 letter of Haven and the October 11, 2000 letter of Queens to Thacher Proffitt & Wood containing certain tax representations. We have assumed the absence of changes at the Effective Time of facts existing on the date of the filing of the Registration Statement, that the parties will act, and that the Merger will be effected, in accordance with the Agreement, and that the representations made by Haven and Queens in the foregoing letters are true, correct and complete, and will be true, correct and complete at the Effective Time, without regard to any qualification as to knowledge or belief. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.
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Haven Bancorp, Inc.     Page 2


       Based on and subject to the foregoing, and subject to the assumptions and qualifications set forth in the Registration Statement, the opinion set forth under "Material Federal Income Tax Consequences of the Merger" in the Registration Statement is our opinion.

       Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. This opinion is given solely for the benefit of Haven and its stockholders, and may not be relied upon by any other party or entity or otherwise referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the headings "Material Federal Income Tax Consequences of the Merger."



                                        Very truly yours,

                                        Thacher Proffitt & Wood

                                        By: Crocker Mason